Exhibit (a)(24)

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS Investors: Eric Olsen (703) 480-6705 Media: Sherry Peske (703) 480-3632
Special Committee of the Board of Directors of Lafarge North America
Recommends Stockholders Reject Lafarge S.A. Tender Offer
HERNDON, VA, March 24, 2006 — Lafarge North America Inc. (NYSE & TSX: LAF), today announced that the Special Committee of its Board of Directors has unanimously determined that the tender offer of Lafarge S.A. (Paris Stock Exchange: LG; NYSE: LR) to acquire all of the outstanding shares of Lafarge North America’s common stock at a price of $75 per share is inadequate and not in the best interests of Lafarge North America stockholders, other than Lafarge S.A. and its affiliates. Accordingly, the Special Committee unanimously recommends, on behalf of Lafarge North America, that Lafarge North America stockholders reject the offer and not tender their shares pursuant to the tender offer. The Special Committee made its determination and recommendation based upon various factors, including, among other things, the belief that the offer undervalues the shares of common stock of Lafarge North America, and does not adequately reflect the prospects and value of the company.
Lafarge North America filed with the Securities and Exchange Commission and mailed to stockholders today an amendment authorized by the Special Committee to the company’s solicitation/recommendation statement, as amended, relating to Lafarge S.A.’s tender offer. Lafarge North America stockholders are urged to read this amendment because it contains important information, including factors considered by the Special Committee and the inadequacy opinions of the Special Committee’s financial advisors, Merrill Lynch & Co. and The Blackstone Group L.P. Stockholders may obtain a copy of the amendment free of charge as described below.
If stockholders have previously tendered shares and wish to withdraw their shares, they should contact their broker or Computershare, Lafarge S.A.’s depositary for the tender offer. Additional information about the tender offer may be obtained from MacKenzie Partners, Inc., the Special Committee’s advisor with respect to stockholder matters.

Profile
Lafarge North America is the U.S. and Canada’s largest diversified supplier of construction materials such as cement and cement-related products, ready-mixed concrete, gypsum wallboard, aggregates, asphalt and concrete products. The company’s materials are used in residential, commercial, institutional and public works construction across the U.S. and Canada. In 2005, net sales exceeded $4.3 billion.
Note to Stockholders
In connection with the tender offer commenced by Lafarge S.A., Lafarge North America has filed with the Securities and Exchange Commission (SEC) a solicitation/recommendation statement on Schedule 14D-9 and certain amendments thereto on Schedule 14D-9/A. Stockholders are urged to read the solicitation/recommendation statement on Schedule 14D-9 and the amendments thereto, and any further amendment filed from time to time, because they contain important information. Stockholders may obtain a free copy of the solicitation/recommendation statement on Schedule 14D-9 and any amendment thereto, as well as any other documents filed by Lafarge North America in connection with the tender offer commenced by Lafarge S.A., free of charge at the SEC’s website at www.sec.gov, or from Lafarge North America at www.lafargenorthamerica.com, or by directing requests to MacKenzie Partners, Inc. at 800-322-2885 or at proxy@mackenziepartners.com.
Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” or similar words. These forward-looking statements may also use different phrases. Such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (“Factors”), which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company’s business; national and regional economic conditions in the U.S. and Canada; Canadian currency fluctuations; seasonality of the Company’s operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. and Canada. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.
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Visit the Lafarge North America web site at www.lafargenorthamerica.com